As filed with the Securities and Exchange Commission on November 3, 2008
Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (No. 333-81522)

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NAPSTER, INC.
(Exact name of registrant as specified in its charter)

Delaware	77-0551214
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

9044 Melrose Avenue
Los Angeles, California 90069
(310) 281-5000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

ROXIO, INC. 2002 STOCK PLAN
(Full title of the plans)

Wm. Christopher Gorog
Chief Executive Officer
Napster, Inc.
c/o Best Buy Co., Inc.
7601 Penn Avenue South
Richfield, Minnesota 55423
(612) 291-1000
(Name, Address and Telephone Number, Including Area Code, of Agent For Service)

COPY TO:

John R. Houston, Esq.
Robins, Kaplan, Miller & Ciresi L.L.P.
2800 LaSalle Plaza, 800 LaSalle Avenue
Minneapolis, MN 55402
(612) 349-8500

RECENT EVENTS: DEREGISTRATION

The Registration Statement on Form S-8 (Registration No. 333-81522) (the “Registration Statement”) of Napster, Inc., a Delaware corporation (“Napster”), pertaining to the registration of 750,000 shares of common stock of Napster (the “Common Stock”) to which this Post-Effective Amendment No. 1 relates, was filed with the Securities and Exchange Commission on January 28, 2002.

On October 30, 2008, after completion of a tender offer (the “Offer”) by Puma Cat Acquisition Corp. (“Merger Sub”), a wholly owned subsidiary of Best Buy Co., Inc. (“Parent”) for all of the shares of Common Stock, Merger Sub merged with and into Napster (the “Merger”). Pursuant to the Merger, each issued and outstanding share of Common Stock not tendered in the Offer (other than the shares of Common Stock owned by Napster, Merger Sub and Parent, or with respect to which the holder thereof has properly asserted appraisal rights under the Delaware General Corporation Law) was converted into the right to receive $2.65 per share in cash. The Merger became effective upon filing of a Certificate of Ownership and Merger with the Secretary of State of the State of Delaware on October 30, 2008 (the “Effective Time”).

As a result of the Merger, Napster has terminated all offerings of Common Stock pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by Napster in the Registration Statement to remove from registration, by means of a post-effective amendment, any shares of Common Stock which remain unsold at the termination of the offering, Napster hereby removes from registration all shares of Common Stock registered under the Registration Statement which remain unsold as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 has been signed by the following persons on November 3, 2008 in the capacities indicated.

NAPSTER, INC.

By:	/s/ Wm. Christopher Gorog
Wm. Christopher Gorog
Chief Executive Officer
(Principal Executive Officer)

Signature	Title	Date
/s/ Wm. Christopher Gorog	Chief Executive Officer (Principal Executive Officer)	November 3, 2008
Wm. Christopher Gorog
/s/ Suzanne M. Colvin	Interim Chief Financial Officer and Vice President, Finance (Principal Financial Officer and Principal Accounting Officer)	November 3, 2008
Suzanne M. Colvin

/s/ Joseph M. Joyce	Director	November 3, 2008
Joseph M. Joyce

/s/ David J. Morrish	Director	November 3, 2008
David J. Morrish